Exhibit 99

                             MID PENN BANCORP, INC.
                    COMMON STOCK REPURCHASE PROGRAM INITIATED

         (Millersburg, PA) -- The Board of Directors of Mid Penn Bancorp, Inc. (AMEX: MBP), parent company of Mid Penn Bank, is pleased to announce the approval of a plan to purchase, in open market and privately negotiated transactions, up to 250,000 shares of its outstanding common stock. In announcing the plan, Alan Dakey of Mid Penn Bancorp, Inc. stated that the Board of Directors believes the opportunity to purchase Mid Penn Bancorp, Inc. common stock represents an attractive opportunity for the Corporation and its shareholders. The purchases are expected to be funded by using available excess capital.

         Mid Penn Bancorp, Inc., through its subsidiary, Mid Penn Bank, presently operates 12 banking locations in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. Mid Penn Bank has been an independently owned community bank since 1868 and is committed to remaining a progressive, independent community bank offering a full line of business, personal, and trust services. For more information, visit Mid Penn's website at www.midpennbank.com and view the Investor Relations page where comprehensive information is available concerning the Corporation.

         This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Corporation's filings with the Securities and Exchange Commission.